                                                                 Exhibit (c)(17)


                                                                   RECEIVED
                                                                   AND FILED
                                                              FEB 25 2:19 PM '98
                                                                LANCE D. WILSON
                                                                     CLERK
                                                              BY:_______________
                                                                     DEPUTY

SCHRECK MORRIS
STEVE MORRIS
1200 Bank of America Plaza
300 South Fourth Street
Las Vegas, Nevada 89101
(702) 474-9400

HOWARD, DARBY & LEVIN
C. WILLIAM PHILLIPS
1330 Avenue of the Americas
New York, New York 10019
(212) 841-1000
Attorneys for Plaintiff
Computer Associates International, Inc.


                          UNITED STATES DISTRICT COURT
                               DISTRICT OF NEVADA

COMPUTER ASSOCIATES                )
INTERNATIONAL, INC.,               )
                                   )
                  Plaintiff        )
                                   )
                  v.               )
                                   )    CV-S-98-00278-LDG
COMPUTER SCIENCES                  )    (RLH)
CORPORATION, IRVING W. BAILEY,     )
HOWARD P. ALLEN, JAMES R. MELLOR,  )
WILLIAM P. RUTLEDGE, WARREN        )
MCFARLAN, THOMAS A. MCDONNELL,     )
RICHARD C. LAWTON, LEON J. LEVEL,  )
WILLIAM R. HOOVER and              )
VAN B. HONEYCUTT.                  )
                                   )
                  Defendants.      )
                                   )
___________________________________)

          COMPUTER ASSOCIATES' REPLY TO COMPUTER SCIENCES RESPONSE TO
                       THE COURT'S FEBRUARY 18 ORDER AND
                   IN SUPPORT OF COMPUTER ASSOCIATES' MOTION
                           FOR EXPEDITED DECLARATION
                   AND ON THE MERITS OF THE RELIEF REQUESTED

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

Table of Contents .......................................................   i-ii

Table of Authorities .................................................... iii-iv

Introduction ............................................................      1

Statement of Facts ......................................................      4

Argument ................................................................      8

Point I        By Adopting the Bylaw Amendments, the CSC
               Directors Violated Their Fiduciary Duties
               to the Shareholders ......................................     10

               A. The Primary Purpose of the Board's Bylaw
                  Amendments Is To Disenfranchise the
                  CSC Shareholders ......................................     10

               B. Nevada's "Other Constituencies" Statue Does
                  Not Authorize the Unreasonable Defensive
                  Measures Taken by the CSC Board .......................     18

Point II       The Board Did Not Have the Power to Remove
               the Shareholders' Right to Amend the Bylaws ..............     19

Point III      The Board Did Not Have the Power To
               Revoke The Shareholders' Right to
               Remove Directors .........................................     22

Point IV       The Proposals Contained In The Proxy
               Solicitation Are Consistent With The
               Bylaws and Nevada Law ....................................     23

               A. Nevada Law and the Bylaws Should be Interpreted
                  Consistently With the Paramount Role of the
                  Shareholder Franchise in Corporate Government .........     23

               B. Under the Nevada Director Removal Statute,
                  Two-Thirds of the CSC Shareholders May
                  Remove Two-Thirds of the Directors .......................  24

               C. Vacancies On the Board May Be Filled
                  By the Written Consent of the
                  Shareholder ..............................................  25

               D. CSC Lacks Statutory Authority to Set
                  the Record Date for Computer Associates'
                  Solicitations ............................................  26

               E. The Bylaws Require Written Consent of a
                  Majority of Shareholders to Amend the
                  Bylaws ...................................................  26

               F. The Annual Meeting Must Be Held On
                  August 10, 1998 ..........................................  27

Conclusion .................................................................  28

                              TABLE OF AUTHORITIES

CASE                                                                        PAGE

Aetna Life Ins. Co. v. Haworth
------------------------------
  300 U.S. 227 (1937) ...................................................      9

Aprahamian v. HBO & Co.
----------------------
  531 A.2d 1204 (Del. Ch. 1987) .........................................    n.6

Blasius Indus, Inc. v. Atlas Corp.
---------------------------------
  564 A.2d 651 (Del. Ch. 1988) .......................................... passim

Centaur Partners v. National Intergroup, Inc.
---------------------------------------------
  582 A.2d 923 (Del. 1990) ..............................................    n.7

Central Montana Elec. Power Coop., Inc. v. Bonneville Power Admin.
------------------------------------------------------------------
  840 F.2d 1472 (9th Cir. 1988) .........................................     10

Edgar v. MITE
-------------
  457 U.S. 624 (1982) ...................................................      3

Frantz Manuf. Co. v. EAC Indus.
-------------------------------
  501 A.2d 401 (Del. 1985) ..............................................    n.9

Hilton Hotels Corp. v. ITT Corp.,
---------------------------------
  978 F. Supp. 1342 (D. Nev. 1997) ...................................... passim

Hilton Hotels Corp. v. ITT Corp.,
---------------------------------
  962 F. Supp. 1309 (D. Nev. 1997) ......................................     28

IBS Fin. Corp. v. Seidman & Assocs. L.L.C.
------------------------------------------
  No. 97-5056, 1998 WL 52292 (3d Cir. Feb. 11, 1998) ....................     16

ICN Pharmaceuticals, Inc. v. Khan
---------------------------------
  2 F.3d 484 (2d Cir. 1993) .............................................      3

Maryland Cas. Co. v. Pacific Coal & Oil Co.
-------------------------------------------
  312 U.S. 270 (1941) ...................................................      9

Packer v. Yampol
----------------
  No. 8432, 1986 WL 4748 (Del. Ch. Apr. 18, 1986) .......................     17

Roven v. Cotter,
----------------
  547 A.2d 603 (Del. Ch. 1988) ..........................................     21

Schnell v. Chris-Craft Indus. Inc.
----------------------------------
  285 A.2d 437 (Del. 1971) ..............................................    n.9

Shoen v. AMERCO
---------------
  885 F. Supp. 1332 (D. Nev. 1994) ........................... 11-17, n.4, 13-14

Stroud v. Grace
---------------
  606 A.2d 75 (Del. 1992) ...............................................    n.4

Unitrin Inc. v. American Gen. Corp.,
------------------------------------
  651 A.2d 1361 (Del. 1995) .............................................    n.4

Unocal Corp. v. Mesa Petroleum Co.
----------------------------------
  493 A.2d 946 (Del. 1985) ..............................................    n.4

STATUTES

Nev. Rev. Stat. Section 78.120(2) .......................................    n.7

Nev. Rev. Stat. Section 78.138 .......................................... 15, 18

Nev. Rev. Stat. Section 78.335(1)(b) .................................... 22, 23

Nev. Rev. Stat. Section 78.390(1) .......................................     23

28 U.S.C. Section 2201 ..................................................     19

Fed. R. Civ.P.57 ........................................................     10

OTHER AUTHORITIES

Legislative History 91-4 A.B. 655 of the 66th Session of the Nevada
  Legislative, 1991 (Minutes of Assembly Committee on Judiciary;
  May 21, 1991) .........................................................     19

Legislative History 93-3, A.B. 387 of the 67th Session of the Nevada
  Legislature ...........................................................   n.10

          This reply is necessary to address the points raised in Computer Sciences Corporation's ("CSC") "Response" of February 23, which go well beyond the issues raised in Computer Associates International, Inc.'s ("Computer Associates") motion to expedite declaratory relief. CSC's response asserts there is nothing for the Court to declare judgement on because the day after this suit was filed -- and on the same day the Court's order directing CSC to file a response was entered and served -- the CSC Board met and restructured CSC's Bylaws to entrench the Board and current management by eliminating its shareholder's rights to consider CA's tender offer and matters related thereto and this Court's authority to enforce those rights. These amendments to CSC's Bylaws are void under the Bylaws, Nevada law, and prior decisions of this Court.

                                  INTRODUCTION

          Just four months ago, in Hilton Hotels Corp. v. ITT, this Court struck down the efforts of ITT management to deprive its shareholders of their basic right to decide whether to accept Hilton's tender offer. As the Court noted, "even if an action is normally permissible, and the board adopts it in good faith, a board cannot undertake such action if the primary purpose is to disenfranchise the shareholders in light of a proxy contest." Hilton Hotels Corp. v. ITT, 978 F. Supp. 1342, 1348-49 (D. NEV. 1977).

          Last week, the CSC Board of Directors directly violated this holding. The day after Computer Associates announced its $9 billion tender offer and proxy contest, the CSC Board met and gutted CSC's Bylaws, stripping away the basic franchise rights of its shareholders. In particular, the Board unilaterally revoked its shareholders' rights to remove directors, call meetings, act by consent, or make bylaw amendments -- precisely the bylaws that Computer Associates relied upon in commencing its proxy campaign and this lawsuit. Two of these amendments are invalid even without Hilton, because the Board lacked the power to adopt them under Nevada statutes and CSC's Bylaws.

     CSC attempts to rationalize these actions by claiming that it merely "adopted measures designed to give it more time to consider the offer, and make a proper, well-informed recommendation to its shareholders." CSC Response at
10. The facts give the lie to this explanation: The CSC Board has already considered -- and publicly rejected -- Computer Associates' offer. It has refused to negotiate or even to explore whether another, higher offer is available. Indeed, the Board has stated that "any effort to combine [CSC] and Computer Associates would not make business sense," and has engaged in baseless attacks on Computer Associates and its principals.

     The Board's stated reasons are a pretext for its real agenda, to kill this deal. The Board needs no more time, since it has already rejected the Offer. Further, its bylaw changes allow the Board to delay any shareholder vote by over one year, a time period designed to preclude any transaction. Cf. Hilton, 978 F. Supp. at 1348 ("ITT shareholders will have no choice but to accept the Comprehensive Plan and a majority of ITT's incumbent board members for another year."). The Board betrays its agenda by purporting to embrace "expedited consideration" for one of Computer Associates' claims, and then proposing a four-month delay while it subjects Computer Associates to extraordinary discovery - over 20 depositions and the production of warehouses of documents on unrelated transactions completed years ago.

     CSC argues that Computer Associates' application for expedited treatment on its Bylaws claims has been rendered moot by the Board's Bylaw amendments. The Board's illegal actions cannot moot Computer Associates' claims. To the contrary, CSC's unprecedented and illegal effort to bulldoze away its shareholders' rights underscores the urgent need for resolution of these issues. As the United States Supreme Court has noted, "delay can seriously impede a tender offer," permanently tilting the playing field against the tender offer because it provides incumbent management with a powerful tool to combat
          tender offers, perhaps to the detriment of the stockholders who will not have an offer before them during this period. These consequences are precisely what Congress
          determined should be avoided ....

Edgar v. MITE, 457 U.S. 624, 635, 637 (1982). ICN Pharmaceuticals, Inc. v. Khan, 2 F.3d 484, 492 (2d Cir. 1993) ("Time is of the essence in these contests, and delay can be a potent weapon favoring incumbent management.").

     Computer Associates asks that the Court restore CSC shareholders' clear rights under Hilton to exercise their franchise. The relief is needed now: CSC management knows all too well that delay is their only defense to the deal, and therefore seeks to stall as long as possible the determination by the shareholders or by the Court. The resolution of these legal issues need not be delayed: No discovery is needed to resolve the bylaw issues raised in Computer Associates' original complaint, which the precedents of this Court and the courts of Delaware dispositively resolve. Nor is any discovery needed to declare that CSC's bylaw amendments are plainly unlawful, as alleged in Computer Associates' Supplemental and Amended Complaint.

     CSC shareholders should not be stripped of their right to decide.

                             Statement of Facts(1)

--------------------

(1) CSC's Response seeks to smear Computer Associates with accusations of misconduct, including misrepresentations to the SEC, false statements to the press, threatening statements to CSC's CEO, and undefined "unseemly" conduct. CSC Response at 2-4. The claims are false. In the same vein, CSC's misleading comment ("supported" by mostly outdated news articles) that Computer Associates will mistreat CSC customers and employees after a merger is also false. CSC Response at 4 & n.2. As CSC knows, Computer Associates has stated that no CSC jobs will be cut as a result of the merger -- a promise that Computer Associates has made and kept before. See Fortune, July 21, 1997 (Cheyenne Software structure and employees kept intact after acquisition by Computer Associates); PC Week Online, Oct. 7, 1996 ("CA scores points with users on no-layoff announcement").

     On February 17, 1998, Computer Associates set out to replace the CSC Board of Directors by straightforward and democratic means. It publicly filed a preliminary consent solicitation with the SEC, commenced a tender offer (the "Offer"), and filed a complaint with this Court, seeking to clarify exactly what percentage of voting shares was needed to replace CSC's directors. Computer Associates asked this Court to interpret the CSC Bylaws and to declare, inter alia, that:

          (a) a majority of the outstanding voting shares are sufficient to amend the Bylaws by written consent;

          (b) two-thirds of the outstanding voting shares, acting by consent, are sufficient to remove at least a majority of the directors; and

          (c)  a majority of the outstanding voting shares are sufficient

---------------

     CSC also pulls out-of-context quotes from a highly selective sampling of articles, all apparently intended to lessen the Court's opinion of Computer Associates. CSC Response at 4, n.2. We can just as easily counter with positive articles about Computer Associates or with press critical about CSC. See, e.g., Fortune, July 21, 1997 (Computer Associates' customers, polled by consulting analyst, either "thrilled" with customer support or believe it has improved); New York Times, February 4, 1997 (industry analysts agree that "kinder, gentler" Computer Associates is focused on customer satisfaction); USA Today, Sept. 2, 1997 (boy reunited with mother after twelve years because of $350,000 computer system donated by CEO of Computer Associates to National Center for Missing and Exploited Children); Computerworld, May 19, 1997 (large corporate customer cancels contract with CSC because of dissatisfaction with CSC's performance).

     This campaign is relevant, if at all, to CSC shareholders. It serves no purpose here.

              to fill vacancies caused by removal of directors by written consent.

          Computer Associates also explained that (i) if it failed to receive written consent to replace a majority of directors, it would attempt to call a special meeting on this question, and (ii) if it failed to remove sufficient directors by a special meeting, it would seek to replace them at the annual meeting. The complaint sought a declaration that the Bylaws required CSC to hold its annual meeting on August 10, 1998.(2)

          The next day, February 18, CSC's Board gutted CSC's corporate governance structure. Without seeking shareholder comment or approval, the CSC Board marched methodically through its Bylaws, amending each bylaw that Computer Associates relied upon in seeking shareholder approval (the "Bylaw Amendments"). The Board's clear purpose was to prevent the CSC shareholders from voting on Computer Associates' proposals, and to render Computer Associates' consent solicitation and this lawsuit useless.

          Specifically, the CSC Board's Bylaws Amendments:
          -    Virtually eliminated the right of shareholders to initiate and


_______________________________

(2) The background and specific details of the Offer already have been described in Computer Associates' initial Brief in Support of Motion for Expedited Declaration, dated February 17, 1998 ( the "Initial Brief").

           enact bylaw amendments, by increasing the percentage of shareholders required from a majority to 90%, an extreme supermajority level that, for all practical purposes, is impossible to achieve. (Article VIII, Section 1);

     - Virtually eliminated the right of shareholders to remove directors through written consent, by increasing the percentage of shareholders required from two-thirds to 90% (Article III, Section 2);

     - Eliminated the shareholders' right to call a special meeting of shareholders for any purpose, except as provided by Nevada law;

     - Enacted an employee severance plan under which the current CEO may, in his discretion, give away millions of dollars of company money to as many as 150 employees only if Computer Associates acquires CSC; and

     - Eliminated the requirement (observed throughout CSC's existence) to hold its annual shareholders meeting on the second Monday in August, giving the Board complete discretion to decide when the annual meeting will occur and enabling it to delay the meeting for at least a year (Article II,

     Section 2).
     The day after it overhauled the Company's Bylaws, the CSC Board announced its rejection of Computer Associates' offer. In a February 19 conference call with members of the investment community, Van Honeycutt, CSC's Chief Executive officer, referred to Computer Associates' offer as "low ball," "a ridiculous number," and "a joke." In a letter sent to the CEO of Computer Associates the same day, Honeycutt asserted that "any effort to combine Computer Sciences and Computer Associates does not make business sense."(3) (Emphasis added.)
     In the meantime, CSC shareholders have had no say on whether to sell their company. Without the Court's intervention to restore the Bylaws, they will have none.

                                    Argument

     The shareholders' right to vote "underlies the concept of corporate democracy." Hilton Hotels v. ITT Corp, 978 F. Supp. 1342, 1347 (D. Nev. 1997).

          Interference with the shareholder franchise is especially serious. It is not be left to the Board's business judgment, precisely because it undercuts a primary justification for allowing directors to rely upon their business judgment in almost every

------------------
(3) CSC February 19, 1998 press release (attached as Exhibit 4 to the Supplemental and Amended Complaint).

     other context.
Id. at 1351.
     The Bylaw Amendments dramatically restrict the shareholder franchise, virtually eliminating the power of CSC shareholders to remove directors, call shareholder meetings, act by consent, or amend the Bylaws. The purpose of the Board's amendments is as transparent as their effect: to entrench management at the expense of the shareholder franchise. Because these amendments were adopted for "the primary purpose...to disenfranchise the shareholders in light of a proxy contest." Hilton, 978 F. Supp. at 1349 (citing Blasius Indus., Inc. v. Atlas Corp., 564 A.2d 651,652 (Del. Ch. 1988)), and because there is no "compelling justification" (Hilton 978 F. Supp. at 1351) to block the shareholder franchise, the amendments constitute a clear breach of the Board's fiduciary duty under Nevada law and this court's precedents.
     The CSC Board's assault on shareholder democracy makes expedited review essential. The Bylaw Amendments, if allowed to stand, will preclude any meaningful exercise of the shareholder franchise and effectively kill the tender offer. See Maryland Cas. Co. V. Pacific Coal & Oil Co., 312 U.S. 270,273
(1941); Aetna Life Ins. Co. v. Haworth, 300 U.S. 227, 241 (1937). The
Declaratory Judgment Act, 28 U.S.C. Section 2201, authorizes federal courts to make prospective declarations regarding "the rights and other legal relations of any interested party," and both the Act itself and Federal Rule of Civil Procedure 57 permit the Court to grant expedited review of such an action. See Central Montana Elec. Power Coop., Inc. v. Booneville Power Admin., 840 F.2d 1472, 1475 & n.1 (9th Cir. 1988); Fed. R. Civ. P. 57 (allowing courts to "order a speedy hearing of an action for a declaratory judgment").

                                    Point I

              BY ADOPTING THE BYLAW AMENDMENTS, THE CSC DIRECTORS
                VIOLATED THEIR FIDUCIARY DUTIES TO SHAREHOLDERS.

A. The Primary Purpose of the Board's Bylaw Amendments Is To Disenfranchise the CSC Shareholders.


     In Hilton, this Court held that Board actions that have the "primary purpose of interfer[ing] with [the] shareholder franchise" are highly suspect under Nevada law and must be struck down unless accompanied by a "compelling justification":

          [E]ven if an action is normally permissible, and the board adopts it in good faith and with proper care, a board cannot undertake such action if the primary purpose is to disenfranchise the shareholders in light of a proxy contest.

978 F. Supp. at 1348-49.(4)
-------------------------

(4) When a Board adopts defensive measures "in response to a perceived threat to corporate policy and effectiveness that touches upon issues of control," the heightened scrutiny of Unocal Corp., v. Mesa Petroleum Co., 493 A.2d 946 (Del.
1985), applies. Unitrin Inc. v. American Gen. Corp., 651.A.2d 1361, 1372 n.9 (Del. 1995) (internal quotation marks omitted); Hilton, 978 F. Supp. at 1347.

     The reason is that "[i]nterference with shareholder voting" undermines the essence of corporate democracy, and destroys the balance of power between shareholders and directors. Shoen, 885 F. Supp. at 1340-41. It is precisely because shareholders exert control over directors that courts normally give a great deal of deference to the Board's decisions on the day-to-day affairs of the company. Id, at 1340. But to protect this dynamic, courts cannot defer to Board efforts that interfere with the free exercise of the franchise:

     [I]nterference with shareholder voting is an especially serious matter, not to be left to the directors' business judgment, precisely because it undercuts a primary justification for allowing directors to rely on their judgment in almost every other context. Put another way, "the ordinary considerations to which the business judgment rule originally responded are simply not present in the shareholder voting context," because when a board interferes with shareholder voting it interferes with the very "allocation, between

----------------------
That test requires the Board to show that it had reasonable grounds for believing that such a threat existed, and that its defensive measures were reasonable in relation to the threat. Hilton, 978 F. Supp. at 1347.

When these defensive measures interfere with the shareholder franchise, both the Blasius and Unocal doctrines are implicated. See Hilton, 978 F. Supp. at 1346; Stroud v. Grace, 606 A.2d 75, 92 n.3 (Del. 1992). Whatever doctrinal label is applied, the test in this situation is the same: "A board's unilateral decision to adopt a defensive measure touching upon issues of control that purposefully disenfranchises its shareholders. . .cannot be sustained without a compelling justification." Hilton, 978 F. Supp. at 1346; (quoting Stroud, 606 A.2d at 92, n.3). Because the CSC Board's actions affect stockholder voting rights and the allocation of power between directors and stockholders, we analyze these actions under Blasius, as the Hilton and Shoen courts did. Hilton, 978 F. Supp. at 1348-50, 1351; Shoen, 885 F. Supp. at 1340-42.

         shareholders as a class and the board, of effective power with respect to governance of the corporation."

Id. at 1340-41 (citations omitted) (quoting Blasius, 564 A.2d at 659, 660). See also Hilton, 978 F. Supp. at 1347 ("This Court fully endorses the reasoning in Shoen and Blasius regarding the importance of shareholder franchise to the entire scheme of corporate governance.")

     To determine the board's "primary purpose," Hilton relied on "circumstantial evidence," because "a board would likely never concede that its primary purpose was to entrench itself." Hilton, 978 F. Supp. at 1349. The factors applied by the Hilton court, as relevant here, are (1) the timing of the Board's actions; (2) the effect on shareholders of the actions; (3) whether the same directors that took the actions are the ones entrenched by the actions; (4) the benefits to the corporation of the actions; and (5) the Board's stated purpose for the actions.

         The details of the Bylaw Amendments and the circumstances of their enactment demonstrate that the Board's primary purpose and effect was to interfere with the free exercise of the shareholder franchise. Because the Board's Bylaw amendments--all enacted on February 18, 1998 in a coordinated response to Computer Associates' actions the day before--are "inextricably related," the Court need only find that a substantial portion of the amendments violate Blasius in order to strike down the entire set of amendments. Hilton, 978 F. Supp at 1350.

          Factor 1. Transparent Timing. One day after Computer Associates made public its consent solicitation and Offer, the CSC Board met and substantially eliminated the ability of CSC shareholders to amend the bylaws, to remove CSC directors, to act by written consent, and to call special meetings. Because of the timing of these changes, CSC's purpose is apparent: to manipulate the corporate election machinery to defeat Computer Associates' consent solicitation.

          Factor 2. Harmful Effect on CSC Shareholders. The negative affect on the shareholders' voting rights is dramatic. On February 17, the day Computer Associates' preliminary consent solicitation and Offer were made public, CSC shareholders had the following voting rights:

          a) a majority of shareholders could amend the Bylaws by written consent;

          b) two-thirds of the shareholders could remove a sufficient number of directors to designate a majority of the Board; and

          c)   a majority of shareholders could call a special meeting.

One day later, all of these voting rights were gone. After the Board's Bylaw Amendments, shareholders need the votes of 90% of the outstanding shares to amend the Bylaws, to remove directors, and to take any action written.

consent.

     CSC claims that by increasing the requirements for shareholder actions to 90%, it merely "tightened, but did not eliminate" the possibility of shareholder actions. CSC Response at 12.(5) But the new levels operate as a complete bar. As the affidavit of former SEC Commissioner and Chief Economist Charles C. Cox confirms, it will be impossible to clear this 90% hurdle as a practical matter -- whether to amend the Bylaws, act by written consent, or remove the directors:

          A requirement of 90% approval of the voting power of a corporation such as CSC cannot be met for any practical purpose. Due to the wide distribution of ownership of CSC shares, and the fact that many shareholders do not vote under any circumstances, the CSC shareholders will be unable to garner 90% of the voting power of the corporation in support of any shareholder proposal even if the proposal has overwhelming shareholder support. Actions predicated on approval of 90% of the shareholders will never be taken.

Affidavit of Charles C. Cox, dated February 24, 1998, [Paragraph] 10 (emphasis added), filed herewith. See also Hilton, 978 F. Supp. at 1344 (illegal ITT Plan increased to 80% the shareholder vote required to (i) remove directors without

---------------
(5) CSC misleads the Court by repeatedly claiming that the amended version of
Article VIII, Section 1 requires only an 80% supermajority to amend the Bylaws. See CSC Response at 11-12. As CSC surely knows, this is not what their own amended bylaw provides. The new Article VIII, Section 1 requires a 90% supermajority to amend the Bylaws, as the Bylaws attached to the declaration of CSC's attorney confirm.

cause, (ii) repeal this 80% removal, and (iii) repeal classified board provision).

     The Bylaw Amendments also take away the shareholders' right to call a special meeting, and grant the Board complete discretion to set the annual meeting date. Even if two-thirds of CSC's shareholders believe that CSC should accept Computer Associates' offer and therefore want to replace CSC's Board now, the Board can refuse to schedule the annual meeting until February 1999, thus entrenching itself and resisting for a year this shareholder supermajority. Cf. Hilton, 978 F. Supp. at 1348 ("At the very minimum, ITT shareholders will have no choice but to accept the Comprehensive Plan and a majority of ITT's incumbent board members for another year. Therefore, the Comprehensive Plan is preclusive.")

     Factor 3. Entrenchment. The directors that enacted these Bylaw Amendments are the same directors that benefit from these actions. The amendments will ensure that they are insulated from shareholder democracy and will preserve their positions.

     Factor 4. No Corporate Benefit. Interfering with the shareholder franchise confers no legitimate benefits on the corporation. Sec. e.g., Hilton, 978 F. Supp. at 1351 ("[]Nothing in [Nev. Rev. Stat. Section 78.138] suggests that the interests of third parties are as important as the right of shareholder franchise.").

          Factor 5. CSC's Stated Reasons. CSC argues that these bylaws amendments are "designed to give it time to consider the offer, and make a proper, well-informed recommendation to its shareholders." CSC Response at 10. This rationalization is disingenuous and hypocritical in light of the Board's decision to reject the Offer out of hand. Moreover, the Board's decision -- to permanently strip away the shareholder franchise in response to an already rejected offer -- is so excessive that it belies its purported rationale. CSC shareholders do not need to be protected from themselves in deciding whether to replace their own representatives on the Board. Their rights to decide for themselves -- rights that they had until February 18 -- should be restored.

          Courts have consistently found improper interference with the shareholder franchise in less egregious situations than the one presented here. The Third Circuit recently held that a board of directors violated Blasius by reducing the number of directors from seven to six, because the board's purpose was to prevent dissident shareholders from gaining two seats on the board, IBS Fin. Corp. v. Seidman & Assocs., L.L.C. No. 97-5056, 1998 WL 52292, at *11 (3d
Cir. Feb. 11, 1998).

          In Shoen, the Board's acceleration of the annual meeting date affected a dissident shareholder's proxy solicitation efforts and was overturned. The court explained that this interference with the shareholder franchise was sufficient to trigger the Blasius standard; "[W]hile shareholders can still vote their shares freely, the range of choices available to them has been narrowed by the advancement of the meeting date and [the shareholder's] consequent inability to campaign." 885 F. Supp. at 1342. See also Packer v. Yampol, No. 8432, 1986 WL 4748, *14-15 (Del. Ch. Apr. 18, 1986) (invalidating issuance of preferred stock with "supervoting" features in response to proxy contest, since it dilutes voting power of existing shares and generally makes defeat of management more difficult).(6)

          As in Hilton, where the actions of ITT's Board "violate[d] the power relationship between ITT's board and ITT's shareholders," 978 F. Supp. at 1346, the actions of CSC's Board substantially skew the allocation of power between the shareholders and the Board. See also Shoen. 885 F. Supp. at 1341 ("[W]hen a board interferes with shareholder voting it interferes with the very 'allocation, between shareholders as a class and the board, of effective power with respect to governance of the corporation.'") (quoting Blasius, 564 A.2d at 659, 660). Because there is no "compelling justification"

----------------

     In Aprahamian v. HBO & Co., 531 A.2d 1204, 1206-07, 1208 (Del Ch. 1987),
the Board delayed the annual meeting, thereby changing the record date and invalidating proxies that dissident stockholders had already solicited. This presented the distinct possibility -- but just a possibility -- that the will of the majority would be defeated. The court held that because fundamental rights were involved, this possibility was enough to justify strict review, and invalidated the Board's action; "[I]n the interests of corporate democracy, those in charge of the election machinery of a corporation must be held to the highest standard in providing for and conducting corporate elections."

for such serious infringement of shareholder voting rights, the Bylaw Amendments should be declared invalid.

B. Nevada's "Other Constituencies" Statute Does Not Authorize the Unreasonable Defensive Measures Taken by the CSC Board.

          Section 78.138 provides that directors "may consider" the interest of other constituencies in resisting a change of control. Nev. Rev. Stat. Section 78.138(3),(4). CSC invokes the statute as a pretext to justify its actions.

          This Court has already made clear in Hilton that Section 78.138 cannot justify interference with the shareholder franchise:

          Other constituencies may be considered under that provision, but nothing in that statute suggests that the interests of third parties are as important as the right of shareholder franchise. While the two interests are not exclusive, neither are they equal. The right of shareholders to vote on directors at an annual meeting is a fundamental principle of corporate law and it is not outweighed by the interests listed in NRS Section 78.138.

978 F. Supp. at 1351 (Emphasis added.) Section 78.138 merely acknowledges that non-shareholder interests may be considered by the Board in deciding whether to oppose a tender offer. It does not authorize responses to such an offer that subvert the shareholder franchise.

          The legislative history of the statute confirms this. Contrary to CSC's suggestion, nothing in the legislative history evidences an intent that the statute could be used to limit the shareholder franchise as a means of increasing directors' ability to resist a potential change in control. To the contrary, the statute's principal drafter assured lawmakers that under NRS
Section 78.138, shareholders would be

          protected by the same devices they had enjoyed for a long time... [S]hareholders had the power to vote out management, and it was power that had not been used enough in the past... In that respect the system was self-correcting and the mechanisms were there for shareholders to control management if they chose to do so.

Legislative History 91-4 A.B. 655 of the 66th Session of the Nevada Legislature, 1991 (Minutes of Assembly Committee on Judiciary; May 21, 1991, at 14 (Statement of John P. Fowler)) (emphasis added). The legislative intent behind the statute thus directly contradicts CSC's attempt to use the statute as a justification for its disenfranchisement of CSC's shareholders.

     The Court should declare all the Board's Bylaw Amendments to be invalid.

                                    POINT II

                   THE BOARD DID NOT HAVE THE POWER TO REMOVE
                  THE SHAREHOLDERS' RIGHT TO AMEND THE BYLAWS.

     The CSC Board's actions to strip away its shareholders' right to amend the Bylaws not only violates Hilton's prohibition against interference with the shareholder franchise, but also exceeds the express limits placed upon the Board's authority under the Bylaws. Until February 18, the Bylaws explicitly subordinated the Board's power to amend them to the will of a majority of CSC's shareholders. The previous Article VIII of the Bylaws (titled "Amendments") reads as follows:

     Section 1.  Stockholder Amendments.
     Bylaws may be adopted, amended or repealed by the affirmative vote or written consent of a majority of the outstanding voting shares of this corporation, except as otherwise provided by the statutes of Nevada, the Articles of Incorporation, or elsewhere in these Bylaws.

     Section 2.  Amendments by Board of Directors.
     Subject to the right of stockholders as provided in Section 1 of this Article VIII, Bylaws may be adopted, amended or repealed by the Board of Directors. (Emphasis added).

     The previous Article VIII is clear on its face and guaranteed to CSC shareholders that a majority can adopt, amend, or repeal a bylaw. The Board's right to amend the Bylaws is expressly subject to this right and cannot be taken away by the Board. This check on the power of CSC's Board is a fundamental, defining feature of CSC's corporate structure. Those who own CSC stock have the security of knowing that they hold the power to block directorial abuse by assembling a majority of their fellow shareholders, a power not enjoyed by shareholders of all companies.(7)

          If the CSC Board wishes to take away the majority's power to amend the Bylaws, it is obligated to get the approval of that very majority. Otherwise, the protection afforded by Article VIII is illusory and its terms meaningless. See Roven v. Correr, 547 A.2d 603,608 (Del. Ch. 1988) (unilateral attempts by directors to restrict that power "are contrary to basic principles of corporate democracy, and the expressed will of the majority").(8)

          The CSC Board seeks to usurp any future vote of the shareholder majority, barring them from amending the Bylaws unless a 90% vote is achieved. CSC's amendment negates the explicit reservation of power


----------------------------

(7) Indeed, Nevada law provides that the power of the Board of Directors of a Nevada corporation to dictate the corporation's bylaws is subordinated to the stockholders' power to do so. Nev. Rev. Stat. Section 78.120(2). Under this statute, bylaws adopted by the stockholders trump any voted by the Board.
(8) Moreover, supermajority requirements are strongly disfavored by the law and therefore the authority to impose them must be clear. See Centaur Partners
v. National Intergroup, Inc., 582 A.2d 923,927 (Del. 1990):

     [T]he rules of corporate democracy are based in large part upon the principle that a majority of the votes cast at a stockholders meeting is sufficient to elect directors.... [A] charter or bylaw provision which purports to alter this provision must be 'positive, explicit, clear and readily understandable....' This presumption is overcome only by a clear, unambiguous and unequivocal statement, in the charter or by-laws of a corporation, expressing the stockholders' desire that a specific percentage of votes be required.

Id. at 927. See also id. ("There must be no doubt that the shareholders intended that a supermajority would be required"). Article VIII of the Bylaws, by contrast, is a clear statement that the Board does not have the power to enact this supermajority provision.

to shareholders in the Bylaws, violates fundamental precepts of shareholder government,and is abusive.(9) Computer Associates respectfully requests that the CSC Board's amendment to Article VIII of the Bylaws be declared invalid.

                                   Point III

                        THE BOARD DID NOT HAVE THE POWER
             TO REVOKE THE SHAREHOLDERS' RIGHT TO REMOVE DIRECTORS.

     One of the Board's Bylaw Amendments increases the shareholder percentage required to remove directors from two-thirds to 90%. Under the plain language of Nev. Rev. Stat. Section 78.335(1)(b), the Board lacks the power to make that change. The statute explicitly gives a corporation this right to increase its removal percentage above two-thirds, but that change can only be effective if made to the articles of incorporation, not by a bylaw amendment;

     The articles of incorporation may require the concurrence of a larger percentage of the stock entitled to voting power in order to remove a director.

------------
(9) The 90% requirement for shareholder approval of bylaw amendments may also be struck down simply because it is unreasonable. "[B]ylaws must be reasonable in their application." Frantz Manuf, Co. v. EAC Indus. 501 A.2d 401, 407 (Del.
1985) (citing Schnell v. Chris-Craft Indus. Inc., 285 A.2d 437 (Del. 1971)). Because less than 90% of outstanding shares actually cast votes in proxy contests, the Board's 90% requirement is effectively impossible to reach. See Affidavit of Charles C. Cox, Sections 10-11, filed herewith. This bylaw is unreasonable and void.

Nev. Rev. Stat. Section 78.335(1)(b) (emphasis added).

     CSC argues that cumulative voting always requires 90% of the shareholders to remove directors, and that their bylaw amendment simply restates that requirement. This is a fundamental misunderstanding of cumulative voting. The purpose of cumulative voting is to protect the minority, not to disenfranchise the majority. As we explain in our Initial Brief and hereafter at Point IV B, below, two-thirds of the shareholders may remove two-thirds of the directors under cumulative voting. Because the Board's 90% amendment cannot be justified by the cumulative voting provision, it can only be accomplished through an amendment to the Articles of Incorporation, which requires a vote of shareholders. Nev. Rev. Stat. Section 78.390(1). The Court should therefore declare the Board's amendment to Article III, Section 2 of the Bylaws invalid.

                                    POINT IV

               THE PROPOSALS CONTAINED IN THE PROXY SOLICITATION
                 ARE CONSISTENT WITH THE BYLAWS AND NEVADA LAW.

     CSC claims that, even if its Bylaw Amendments are illegal, Computer Associates' proxy contest is not permitted under the original Bylaws. Its reasoning is mistaken.

     A. Nevada Law and the CSC Bylaws Should Be Interpreted Consistently With the Paramount Role of the Shareholder Franchise in Corporate Governance.

         CSC incorrectly assets that anti-takeover policies are the "aims of Nevada law" that should guide the Court's analysis of its Bylaws. CSC Response at 15. To the contrary, "the importance of the shareholder franchise" and the fact that the directors' power over a corporation "is limited by the right of shareholders to vote for the members of the board" are the relevant Nevada policies. Hilton, 978 F. Supp. at 1347.(10)

B. Under the Nevada Director Removal Statute, Two-Thirds of the CSC Shareholders May Remove Two-Thirds of the Directors.

         CSC mischaracterizes Computer Associates' proposal regarding the removal of directors. The CSC Bylaws require approval of two-thirds of outstanding shares to remove a director. Under cumulative voting, which provides that removal requires the approval of "a sufficient number of shares to have prevented [a director's] election in the first instance," (Article II, Section 2), such a two-thirds majority could remove six of nine directors.

         If Computer Associates receives the support of 67% of the CSC shareholders to remove the current directors, it is possible that up to 33% of

---------------

(10) CSC'S claim that Nevada corporate law embodies an exceptional "anti-takeover" bias is also contradicted by the Nevada Legislature's 1993 decision to amend the Nevada Business Combination Statutes by reducing restrictions on corporate combinations with major shareholders. Indeed, a spokesman for the drafters of the 1993 amendments told the Nevada Legislature that "the climate has changed" since the passage of the 1991 provisions, and that "major stockholders should be permitted to consummate major transactions with their corporations with fewer restrictions from the business combinations statutes." Legislative History 93-3, A.B. 387 of the 67th Session of the Nevada Legislature, Remarks of John P. Fowler, at 3 (emphasis added). The Legislature has never sought to give corporate boards carte blanche to prevent takeovers.

The shareholders would still support the current Board. At an election, if this one-third minority pooled their votes and used cumulative voting, they could elect three of CSC's nine directors. A two-thirds majority of the shareholders, if they pooled their votes, would be able to elect six of the nine directors. Computer Associates seeks only a declaration of this straightforward proposition, which is wholly consistent with relevant Nevada statutes, the Bylaws, and cumulative voting.

C.     Vacancies on the Board May Be Filled
       By the Written Consent of the Shareholders.


        CSC acknowledges that its "stockholders have the authority . . . to fill Board vacancies resulting from removals" (CSC Response at 17), but asserts that they may not do so by written consent. Its argument is that Article II, Section 10 of the Bylaws, which provides that action may be taken by consent of 75% of the shares, but exempts the election of directors, deprives even 100% of the shareholders of the right to appoint directors by consent.

         Unless otherwise provided in the Bylaws, Nevada statutes permit shareholders to accomplish by written consents what they could accomplish at a meeting, and by the same voting requirements in effect at the meeting. See Nev. Rev. Stat. Section 78.320. Article II, Section 10 of the Bylaws does not prohibit the election of directors by written consent, but exempts the subject of the election of director from the general 75% requirement. Therefore, directors can be elected by written consent by the vote that would be required at a meeting. This is the only interpretation of the Bylaw that preserves the scheme of cumulative voting in the context of written consents.

        In arguing this point, CSC ignores that Computer Associates has asked the CSC shareholders to amend the Bylaws to make clearer their right to elect directors by written consent. The ambiguity in the exemption - which should be read as affirming that cumulative voting provisions of Article II, Section 7, and not a 75% threshold apply to the election of directors by consent - is the reason Computer Associates seeks the Court's clarification.

D.     CSC Lacks Statutory Authority to Set
       the Record Date for Computer Associates' Solicitations.

        CSC seeks to set the record date for the solicitation of written consents, but the power to do so was repealed by the legislature in 1991. The question before the Court is whether it should presume that the legislature acted purposefully, and intended to withdraw the Board's power to select the record date for a consent solicitation.

E.     The Bylaws Require Written Consent of a
       Majority of Shareholders to Amend the Bylaws.

        Article VIII, Section 1 could hardly be clearer on the right of a majority to amend the Bylaws by consent: "Bylaws may be adopted, amended or repealed by the affirmative vote or written consent of a majority of the outstanding voting shares of this corporation, except as otherwise provided by the statutes of Nevada, the Articles of Incorporation or elsewhere in these

Bylaws," (Emphasis added). Notwithstanding this specific authorization, CSC argues that under the general provisions on written consent (Article II, Section
10), 75% of the voting power is required to amend the Bylaws by consent.

        The general 75% consent requirement contained in Article II, Section 10 is not a limiting provision, but a catch-all authorization that only applies in the absence of a more specific provision concerning the percentage of shareholders needed to act by consent. See e.g. Article II, Section 2 (providing that any director may be removed "by the vote or written consent of shareholders of the corporation representing not less than two-thirds" of the voting power).

        CSC's interpretation of Article II, Section 10 renders the words of
Article VIII, Section 1 meaningless. Why would that Article have explicitly referred to the amendment of the bylaws by ""written consent of a majority of the outstanding voting shares" if shareholder action by written consent required 75% of the voting power in all cases? CSC points to the provision permitting an exception "elsewhere in these Bylaws." What CSC seeks, however, is not an exception in a specific bylaw, but a nullification of the majority rule set forth in Article VIII, Section 1.

F.    The Annual Meeting Must Be Held on August 10, 1998.

        CSC assets that under the Bylaws, the Board has wide discretion to set the date of the annual meeting, relying on Hilton. But the Hilton court made clear that the ITT bylaws, unlike CSC's Bylaws, did not indicate a specific date for the annual meeting. Hilton Hotels Corp., v. ITT Corp., 962 Supp. 1309, 1310 (D. Nev. 1997).

        Computer Associates has proposed that CSC shareholders amend the Bylaws to clarify this obligation to hold the meeting in August. In response, on February 18, CSC amended the Bylaws to provide discretion to the Board to push the meeting back another six months. CSC maintains that it is protecting the shareholders from a "quick and ill considered vote," but its action make clear that CSC seeks to delay the meeting and deprive CSC shareholders of their right to accept or reject the Offer.



                                   Conclusion

        For the foregoing reasons, Computer Associates respectfully requests that the Court promptly (a) declare the Bylaw Amendments invalid under Nevada law and Hilton, and unauthorized under Nevada statutes and CSC's Bylaws, and (b) grant the relief requested in Computer Associates' initial motion.

Dated: February 25, 1998

                                    Respectfully submitted,

                                    SCHRECK MORRIS

                                    By:  [SIG]
                                       --------------------
                                          STEVE MORRIS

                                    MATTHEW McCAUGHEY
                                    1200 Bank of America Plaza
                                    300 South Fourth Street
                                    Las Vegas, Nevada 89101
                                    (702) 382-2101

                                    HOWARD, DARBY & LEVIN
                                    C. WILLIAM PHILLIPS
                                    P. BENJAMIN DUKE
                                    ADAM B. SIEGEL
                                    DAVID H. HOFFMAN
                                    1330 Avenue of the Americas
                                    New York, New York 10019
                                    (212) 841-1000

                                    Attorneys for
                                    COMPUTER ASSOCIATES
                                    INTERNATIONAL, INC.

                             CERTIFICATE OF SERVICE

        Pursuant to Fed.R.Civ.P. 5(b), I certify that I am an employee of SCHRECK MORRIS, and that on this day I deposited for overnight delivery via Federal Express and by Hand Delivery at Las Vegas, Nevada, a true copy of the following enclosed which postage was prepaid for overnight delivery: COMPUTER ASSOCIATES' REPLY TO COMPUTER SCIENCES RESPONSE TO THE COURT'S FEBRUARY 18 ORDER AND IN SUPPORT OF COMPUTER ASSOCIATES' MOTION FOR EXPEDITED DECLARATION AND ON THE MERITS OF THE RELIEF REQUESTED:

Relief Requested:

WAYNE W. SMITH                          VIA FEDERAL EXPRESS
JOSEPH P. BUSCH, III
THOMAS S. JONES
ELIZABETH A. WARKE
GIBSON, DUNN & CRUTCHER, LLP
4 Park Plaza, Suite 1400
Irvine, CA 92614-8557
ATTORNEYS FOR DEFENDANT,
COMPUTER SCIENCES CORP.

DAVID A. BATTAGLIA                      VIA FEDERAL EXPRESS
MICHELLE H. TREMAIN
ROBYN C. CROWTHER
GIBSON, DUNN & CRUTCHER LLP
333 South Grand Avenue
Los Angeles, CA 90071-3197
ATTORNEYS FOR DEFENDANT,
COMPUTER SCIENCES CORP.

C. STANLEY HUNTERTON                             HAND DELIVERY
TERRY JOHN CARE
HUNTERTON & ASSOCIATES
300 S. Fourth St., Ste. 1110
Las Vegas, NV 89101
ATTORNEYS FOR DEFENDANT,
COMPUTER SCIENCES CORP.

     DATED this 25th day of February, 1998


                    By: [SIG]
                        -------------------------------
                        An Employee of Schreck Morris

                                                                 RECEIVED
                                                                AND FILED
                                                           FEB 25  2:20 PM '98
                                                             LANCE S. WILSON
                                                                  CLERK

                                                          BY____________________
                                                                  DEPUTY

                      IN THE UNITED STATES DISTRICT COURT

                               DISTRICT OF NEVADA


---------------------------------------)
COMPUTER ASSOCIATES                    )
INTERNATIONAL, INC.                    )
                                       )
          Plaintiff,                   )
                                       )
          vs.                          )   CV-S-98-00278-LDG (RHL)
                                       )
COMPUTER SCIENCES CORPORATION,         )
                                       )
          Defendant.                   )
---------------------------------------)


                          AFFIDAVIT OF CHARLES C. COX
                       IN SUPPORT OF COMPUTER ASSOCIATES
STATE OF ILLINOIS    )
                     :
COUNTY OF COOK       )


     Charles C. Cox, being duly sworn, states:

     1. I am Senior Vice President of Lexecon, Inc., a consulting firm that specializes in the application of economics to a variety of legal and regulatory issues. Among the staff and professional affiliates of Lexecon are several prominent academics (including two recipients of the Nobel Prize in economics) and a group of full-time economists, accountants, computer programmers, and research assistants.

     2. I have served as Commissioner of the U.S. Securities and Exchange Commission (SEC) from 1983 to 1989 and was Acting Chairman of the SEC in 1987. During this time, I was responsible for enforcing and interpreting the federal securities laws. I was Chief Economist of the SEC from 1982 to 1983 when I was responsible for analyzing the economic effects of proposed rules and legislation, and for evaluating established SEC policy. Before joining the SEC, I was a professor in the Economics Department at Ohio State University and in the College of Business at Texas A&M University. My research and teaching focused on the regulation of economic activity and the operation of financial markets. I have published numerous articles on financial markets and securities regulation.

        3. I served from 1990 to 1993 as Chairman of United Shareholders Association, a nonprofit, nationwide organization that advocated shareholder rights and management accountability to shareholders. I am a member of the American Economic Association. I have testified as an expert regarding tender offers in both federal and state courts. My curriculum vitais attached as Exhibit A.

        4. I have reviewed the Bylaws of Computer Sciences Corporation ("CSC," the "Company") as they existed on February 17, 1998 (the "Bylaws"). I have also reviewed the amendments to these Bylaws adopted by the CSC Board of Directors (the "Board") on February 18, 1998 (the "Amendments").

        5. The Amendments were adopted in the midst of a battle for corporate control, the day after Computer Associates International, Inc. ("Computer Associates") announced a tender offer for all outstanding shares of CSC (the "Tender Offer"). Computer Associates also announced its upcoming solicitation of consents, agent designations and proxies to replace members of the Board (the "Proxy Solicitation"). The Proxy Solicitation seeks to facilitate the Tender Offer by enabling shareholders to replace a majority of the Board by consent or at a special or annual meeting. A crucial part of the Proxy Solicitation is bylaw amendments that would prevent the Board from delaying the annual meeting and would introduce other changes helpful in enabling shareholders to replace a majority of the Board.

        6. The Amendments substantially changed CSC's corporate governance structure, taking away important voting or participation rights from shareholders. These rights are important because CSC's "poison pill" and other defensive devices make it prohibitively expensive for Computer Associates to consummate the Tender Offer without Board approval. Since the CSC Board has already announced its opposition to the Computer Associates offer, the only way shareholders can accept the Computer Associates Offer is to replace a majority of the CSC board.

        7. The Amendments blocked the CSC shareholders from deciding whether to accept Computer Associates' offer. In particular, the Amendments:

        o removed the shareholders' ability to call a special meeting, unless there has been no annual meeting for at least eighteen months;

        o raised the percentage of shareholders needed to amend the Bylaws from a simple majority to 90% of the voting power of CSC;

        o raised the percentage of shareholders needed to remove any director to 90%; and

        o gave the Board the power to delay the annual meeting of CSC until at least a year from now, February 1999.

        8. In my opinion, these Amendments have the effect of insulating the current Board from reasonable shareholder supervision and review. Taken together, the Amendments have denied the CSC shareholders the power to remove their directors during intervals of at least eighteen months and, if operative, the Amendments strip the CSC shareholders of their rights to decide whether to sell the Company to Computer Associates within a reasonable time period.

        9. The purpose of the Amendments is evidenced by the amendment to change the percentage of shareholders needed to amend the Bylaws. The Bylaws allowed a majority of shareholders to amend the Bylaws. This right of shareholders was fundamental to the corporate governance of CSC. A majority of shareholders could act together to decide important questions about the Company's future, including whether it should remain independent.

        10. All that has changed now, in the face of a contest for control, the Board has changed the rules of the game dramatically. The Amendments now require a supermajority of 90% to amend the Bylaws. A requirement of 90% approval of the voting power of a corporation such as CSC cannot be met for any practical purpose.(1) Due to the wide distribution of ownership of CSC shares, and the fact that many shareholders do not vote under any set of circumstances, the CSC shareholders will be unable to garner 90% of the voting power of the corporation in support of any shareholder proposal even if the proposal has overwhelming shareholder support. Actions predicated on approval of 90% of the shareholders will never be taken.

        11. The data show that less than 90% of shareholders vote in corporate elections. First, academic studies of shareholder voting in proxy contests and other corporate elections show that typically about 80% of outstanding shares are voted.(2) Second, based on the annual shareholder votes in 1996 and 1997, CSC Shareholders vote less than 90% of CSC's outstanding shares. Third, none of the takeover offers involving a proxy contest from 1988 to the present (that are contained in the SDC mergers and acquisitions database and reported in The Wall Street Journal) had as much as 90% of the outstanding shares voted. See Exhibit B.

        12. When the directors of public companies act in response to a tender offer and proxy contest, their actions must be carefully evaluated. Any efforts to raise the barrier for shareholder action, which have the effect of frustrating the exercise of shareholder franchise and prolonging the directors' terms of office, should be viewed with enhanced

______________

(1) CSC's response to the Court misstates that the requirement for shareholders amendment to the Bylaws is 80%. That is not correct -- the Amendments state that it is 90%. But even a change to 80%, in the middle of a battle for corporate control, significantly disenfranchises shareholders.

(2) See, for example, Peter Dodd and Jerald B. Warner, On Corporate Governance, A Study of Proxy Contests, J of Financial Economics, 11 (1983) 406; Philip
    J. Young. James A. Miller, and G. William Glezen, Trading Volume, Management Solicitation and Shareholder Voting, J. of Financial Economics 33 (1993) 63; James A. Brickley, Ronald C. Lease, and Clifford W. Smith, Jr., Ownership Structure and Voting on Antitakeover Amendments, J of Financial Economics 20
    (1988) 288; and Karen Van Nuys, Corporate Governance Through the Proxy Process, Evidence from the 1989 Honeywell Proxy Solicitation, J of Financial Economics 34 (1993) 120.

scrutiny. Actions that may be legal and appropriate in the absence of a contest for control can become illegal after such a contest has commenced. A board may not respond to a potential acquirer by disabling the shareholders from removing the board.

     13. CSC has done just that. By eliminating the ability of shareholders to call a special meeting; by raising the threshold to 90% to amend the Bylaws and to remove directors; and by postponing the annual meeting until at least February 1999, the Board has eliminated the avenues that were open to the shareholders to remove the Board in the next twelve months. It is unacceptable to remove the power of shareholders to act just when they might be interested in availing themselves of such powers.

     14. The Board has claimed that it has acted to give itself "breathing space" to allow it to review its options and conduct CSC's business so as to maximize shareholder value. It has usurped the power to set the date of the annual meeting, placing within its discretion the power to delay the annual meeting until at least one year from now. In my view, such a delay is excessive and unjustifiable. Potential acquirers typically cannot wait twelve months for a response, and therefore, a twelve-month delay is the equivalent of a denial of the shareholders' ability to consider an offer.

     15. A year would be an excessive period of time even if the CSC board were searching for a "white knight" or developing strategic alternatives for the Company. An analysis of the SDC mergers and acquisitions database for 1996 and 1997 shows that for seven hostile tender offers where the target was acquired by a white knight, six were completed in less than eight months. Only one took more than a year -- 13 months. See Exhibit C.

     16. Moreover, CSC has stated publicly that it is determined to remain an independent company. Because CSC is not searching for an alternative transaction, the options open to the CSC shareholders are clear and ready for consideration: accept Computer Associates all-cash offer, or remain shareholders of an independent CSC. The CSC share-holders do not require a year to determine whether they prefer the status quo to a fully-financed all-cash offer from Computer Associates. Computer Associates' Tender Offer and Proxy Solicitation are designed to allow the CSC shareholders to make this choice; the Amendments remove the decision from the shareholders and place it with the Board.

     17. The Amendments deny the CSC shareholders a meaningful opportunity to consider and act upon the Tender Offer and the Proxy Solicitation.




                                                       /s/  CHARLES C. COX
                                                   -----------------------------
                                                            Charles C. Cox


Sworn to before me
this 24th day of February, 1998


/s/ GWEN M. DUBOVIK
-----------------------------
Notary Public


[SEAL]

                             CERTIFICATE OF SERVICE

     Pursuant to Fed.R.Civ.P.5(b), I certify that I am an employee of SCHRECK MORRIS, and that on this day I deposited for overnight delivery via Federal Express and by Hand Delivery at Las Vegas, Nevada, a true copy of the following enclosed which postage was prepaid for overnight delivery: AFFIDAVIT OF CHARLES
C. COX IN SUPPORT OF COMPUTER ASSOCIATES:


WAYNE W. SMITH                              VIA FEDERAL EXPRESS
JOSEPH P. BUSCH, III
THOMAS S. JONES
ELIZABETH A. WARKE
GIBSON, DUNN & CRUTCHER, LLP
4 Park Plaza, Suite 1400
Irvine, CA 92614-8557
ATTORNEYS FOR DEFENDANT,
COMPUTER SCIENCES CORP.

DAVID A. BATTAGLIA                          VIA FEDERAL EXPRESS
MICHELLE H. TREMAIN
ROBYN C. CROWTHER
GIBSON, DUNN & CRUTCHER, LLP
333 South Grand Avenue
Los Angeles, CA 90071-3197
ATTORNEYS FOR DEFENDANT,
COMPUTER SCIENCES CORP.

C. STANLEY HUNTERTON                        HAND DELIVERY
TERRY JOHN CARE
HUNTERTON & ASSOCIATES
300 S. Fourth St., Ste. 1110
Las Vegas, NV 89101
ATTORNEYS FOR DEFENDANT,
COMPUTER SCIENCES CORP.


       DATED this 25th day of February, 1998.

                           By:     [SIG]
                                ----------------------------------
                                  An Employee of Schreck Morris

                                       A

CHARLES C. COX                                                     February 1998

Business Address:       Lexecon Inc.
                        332 South Michigan Avenue
                        Suite 1300
                        Chicago, Illinois 60604
                        (312) 322-0260

Home Address:           811 Castlewood Terrace
                        Chicago, Illinois 60640
                        (773) 989-7523



                            PROFESSIONAL EXPERIENCE

Principal and Senior Vice President,  Lexecon Inc. (1989-present).

Chairman, United Shareholders Association (1990-1993).

Commissioner, U.S. Securities and Exchange Commission (1983-1989); Acting Chairman, U.S. Securities and Exchange Commission (1987); Chief Economist, U.S. Securities and Exchange Commission (1982-1983).

Assistant Professor of Management, Texas A&M University (1980-1982); Director of John M. Olin Fellowship Program, Texas A&M University (1981-1982).

Assistant Professor of Economics, Ohio State University (1972-1980).

National Fellow of the Hoover Institution, Stanford University (1977-1978).


                            AREAS OF SPECIALIZATION

Financial Markets, Industrial Organization, Money and Banking.


                                   EDUCATION

University of Chicago, Chicago, Illinois: Ph.D. 1975.

University of Chicago, Chicago, Illinois: A.M. 1970.

University of Washington, Seattle, Washington: B.A. 1967.


                                  PUBLICATIONS

Futures Trading and Market Information, Journal of Political Economy, 84 (December 1976).

The Enforcement of Public Price Controls, Journal of Political Economy, 88 (October 1980).

Monopoly Explanations of the Great Depression and Public Policies Toward Business, The Great Depression Revisited, edited by Karl Brunner (1981).

Greenmail, the Market for Corporate Control and Governance, Texas A&M Business
     Forum, 1 (Winter 1984).

Accounting Standards From an Economist's Perspective, Journal of Comparative
     Business and Capital Market Law, 7 (December 1985). Reprinted in The SEC and Accounting: The First 50 Years, edited by Robert H. Mundheim and Noyes E. Leech (1986).

Public Accounting: Whose Profession Is It Anyway, Ohio CPA Journal, 45 (Spring
     1988).

Investment Company Servicing: Growth, Innovation and Competition, American
     Banker (May 9, 1986).

Conflicts of Interest - A Regulator's View, Trust Management Update, No. 97
     (June 1986).

Regulatory Implications of Computerized Communications in Securities Markets,
     Technology and the Regulation of Financial Markets, edited by Anthony Saunders and Lawrence J. White (1986).

The Market for Markets: Developments of International Securities Trading (with
     Douglas C. Michael), Catholic University Law Review, 36 (Summer 1987); reprinted in Corporate Practice Commentator, 30, No. 3 (1988).

Internationalization of the Capital Markets: The Experience of the Securities and Exchange Commission, Maryland Journal of International Law and Trade. 11 (Summer 1987).

Anti-Merger Mania, Journal for Corporate Growth, 3 (Fall 1987).

Two Views on the Law of Insider Trading, The Legal Environment of Business by
     Roger E. Meiners, Al H. Ringleb, and Frances L. Edwards (1988).

Bases of Insider Trading Law (with Kevin S. Fogarty), Ohio State Law Journal,
     49 No. 2 (1988).

An American Perspective on the 1987 Stock Market Crash, Securities Bulletin of
     The Stock Exchange of Hong Kong, 28 (August 1988).

Review of Steven Lustgarten, Industrial Concentration and Inflation, Journal of
     Money, Credit, and Banking, 8 (February 1976).

Review of Walter C. Labys (ed.) Quantitative Models of Commodity Markets,
     Journal of Political Economy, 84 (June 1976).

Review of John T. Dunlop and Kenneth J. Fedor (ed.), The Lessons of Wage and
     Price Controls - The Food Sector, Journal of Political Economy, 88 (December 1980).

Comment, Why Monetarism is Failing, Wall Street Journal (December 22, 1980).

Review of Arnold R. Weber and Daniel J.B. Mitchell, The Pay Board's Progress:
     Wage Controls in Phase II, Journal of Money, Credit, and Banking, 13 (February 1981).

Review of Edward H. Clarke, Demand Revelation and the Provision of Public
     Goods, Journal of Economic Literature (December 1981).

SFC Not Avoiding Concept of Fraud. Legal Times (December 7, 1987).

                                   TESTIMONY

Testimony of Charles C. Cox in Re: Safety-Kleen Corporation v. Laidlaw
      Environmental Services, Inc., No. 97C8003, United States District Court, Northern District of Illinois, Eastern Division, (January 30 & February 2,
      1998).

Deposition of Charles C. Cox in Re: Safety-Kleen Corporation v. Laidlaw
      Environmental Services, Inc., No. 97C8003, United States District Court, Northern District of Illinois, Eastern Division, (January 23, 1998).

Testimony of Charles C. Cox in Re: Public Communication v. True North
      Communications Inc., et al., No. 97 C 8263, District Court for the Northern District of Illinois, Eastern Division, (December 26 & 29, 1997).

Affidavit of Charles C. Cox in Re: Publicis Communication v. True North
      Communications Inc., et al., No. 97 C 8263, District Court for the Northern District of Illinois, Eastern Division, (December 15, 1997).

Testimony of Charles C. Cox in Re: Augustus Condus, et al. v. Howard Savings
      Bank, et al., Civil Action Nos. 89-5131 and 91-2465 and Leo A. Gutman et al, v. Howard Savings Bank, et al.; Civil Action No. 90-2397; United States District Court for the District of New Jersey, (November 20, 1997).

Deposition of Charles C. Cox in Re: Morton S. Goldfine and Adrienne M. Goldfine vs. Michael L. Steinberg, American Express Company, Shearson Lehman Brothers Holdings, Inc., et al., No. 93 L 5233, Circuit Court of Cook County, Illinois, (October 27 & 28, 1997).

Deposition of Charles C. Cox in Re: NASD Regulation, Inc., Market Surveillance
      Committee v. Morgan Stanley & Co., Inc. et al, Disciplinary Hearing Panel of the Market Regulation Committee, NASD Regulation, Inc., CMS960235 (July 15, 1997).

Deposition of Charles C. Cox in Re: Robert Stuchen, et al., Plaintiffs vs. Duty
      Free International, et al., Defendants; Superior Court of the State of Delaware (New Castle County), Civil Action No. 94C-12-124; and Victor M. Guerra, et al., Plaintiffs v. Duty Free International, et al., Defendants:
      Superior Court of the State of Delaware (New Castle County), Civil Action No. 95C-04-13 (June 4, 1997).

Deposition of Charles C. Cox in Re: Augustus Condus, et al. v. Howard Savings
      Bank, et al.; Civil Action No. 91-2465 and Leo A. Gutman, et al, v. Howard Savings Bank, et al.; Civil Action No. 90-2397: United States District Court for the District of New Jersey (WGB) (February 14, 1997).

Deposition of Charles C. Cox in Re: Joseph W. and Helen B. Teague et al,
      Plaintiffs vs. James O. Bakker, Defendant; United States District Court for the Western District of North Carolina, Civil Action No. 3:87CV514 (June 28, 1996).

Affidavit of Charles C. Cox in Re: Evelyn Shea et. al, Plaintiffs v. New York
      Life Insurance Company et al, Defendants: United States District Court, Southern District of Florida, Case No. 96-0746-CIV-NESBITT (June 21, 1996)

Deposition of Charles C. Cox in Re: Raisy Levitan et. al., Plaintiffs v. A Pea
      In the Pod, et. al., Defendants; United States District Court for the Northern District of Texas, Dallas Division, Civil Action No. 3-94 CV-0247D (June 12, 1996).

Deposition of Charles C. Cox in Re: Janet Ziemack et. al., Plaintiffs against
      Centel Corporation et. al., Defendants; United States District Court for the Northern District of Illinois, Eastern Division, No. 92 C3551 (May 23, 24, 1996).

Deposition of Charles C. Cox in Re: Nasdaq Market-Makers Antitrust Litigation.
      United States District Court for the Southern District of New York, 94 Civ. 3996 (RWS) M.D.L. No. 1023 (May 10, 11, 1996).

Affidavit of Charles C. Cox in Re: Nasdaq Market-Makers Antitrust Litigation;
      United States District Court for the Southern District of New York, 94 Civ. 3996 (RWS) M.D.L. No. 1023 (April 30, 1996).

Deposition of Charles C. Cox in Re: Wayne Laverne Prim, Plaintiff vs. Loretta
      Jean Prim, Defendant; Ninth Judicial District Court of the State of Nevada in and for the County of Douglas, No. 31327, Dept. No. 1 (November
      20, 1995).

Testimony of Charles C. Cox in Re: M.R. 2131. The Capital Market Deregulation and Liberalization Act of 1995; Subcommittee on Telecommunications and Finance of The House Committee on Energy and Commerce (November 14, 1995).

Testimony of Charles C. Cox in Re: Douglas E. O'Neil et. al., V. Curtis H.
      Appel, et. al., Price Waterhouse and Embrace Systems Corporation: United States District Court for the Western District of Michigan, Southern Division, No. 1:84-CV-97 (RHB) (August 25, 1995).

Declaration of Charles C. Cox in Re: Mark Erwin, Trustee, Mark Erwin Sales Inc.
      Defined Benefit Plan et. al., Plaintiffs v. Resources High Equity Inc. et. al., Defendants: Superior Court for the State of California. County of Los Angeles, Case No.: BC080254 (July 11, 1995).

Affidavit of Charles C. Cox in Re: Douglas E. O'Neil et. al., Plaintiffs v.
      Curtis H. Appel et. al., Defendants. United States District Court for the Western District of Michigan, No. 1: 94-CV-97 (RHB) (May 31, 1995).

Testimony of Charles C. Cox. Concerning Securities Litigation Reform:
      Subcommittee on Securities of the Senate Banking, Housing and Urban Affairs Committee (April 6, 1995).

Deposition of Charles C. Cox in Re: Storage Technology Securities Litigation:
      United States District Court for the District of Colorado No. 92-K-750 (December 13, 14, 1994).

Deposition of Charles C. Cox in Re: Harold J. Robins and Alan Freeberg,
  Plaintiffs vs. Moore Medical Corp., et al., Defendants; United States District Court for the Southern District of New York, No. 91 Civ. 3701 (MEL) (December 5, 1994).

Testimony of Charles C. Cox in Re: Sidney Morse, Ann Drake and Robert L.
  Baumgarten, Plaintiffs vs. Abbott Laboratories, Robert A. Schoellhorn, Duane
  L. Burnham and Jack W. Schuler, Defendants; United States District Court for the Northern District of Illinois, Eastern Division, No. 90 C 1982 (February 28, March 1, 2, 3, 4, 7, 1994).

Affidavit of Charles C. Cox in Re: Sandy Liebhard, et al., Plaintiffs vs.
  Square D Company and Jarre L. Stead, Defendants; United States District Court for the Northern District of Illinois, Eastern Division, No. 91 C1103 (February 8, 1994).

Affidavit of Charles C. Cox in Re: Time Warner Inc. Securities Litigation;
  United States District Court for the Southern District of New York, No. 90 Civ. 4051 (MEL) (February 1, 1994).

Deposition of Charles C. Cox in Re: Union Pacific Corporation Union Pacific
  Railroad Company and Missouri Pacific Railroad Company -- Control -- Chicago and North Western Holdings Corp. and Chicago and Northwestern Transportation Company; Before the Interstate Commerce Commission, Finance Docket No. 32133, (January 21, 1994).

Affidavit of Charles C. Cox in Re: Dennis E. Bentley, et al., Plaintiffs vs.
  Legent Corporation, et al., Defendants; United States District Court for the Eastern District of Virginia, Alexandria Division, No. 93-894-A (January 7,
  1993).

Deposition of Charles C. Cox in Re: William R. Fry, et al., Plaintiffs vs. UAL
  Corporation; United States District Court for the Northern District of Illinois, Eastern Division, No. 90 C0999 (January 14, April 7, 1994).

Testimony of Charles C. Cox in Re: United States of America v. Gary Singer and
  The Cooper Companies, Inc.; United States District Court for the Southern District of New York, 92 Cr. 964 (RJW) (December 20, 21, 1993).

Deposition of Charles C. Cox in Re: Dennis E. Bentley, et al., Plaintiffs vs.
  Legent Corporation, et al., Defendants; United States District Court for the Eastern District of Virginia, Alexandria Division, No. 93-894-A (December 9,
  1993).

Verified Statement of Charles C. Cox in Re: Union Pacific Corporation, Union
  Pacific Railroad Company and Missouri Pacific Railroad Company -- Control -- Chicago and North Western Holdings Corp. and Chicago and Northwestern Transportation Company; Before the Interstate Commerce Commission. Finance Docket No. 32133. Dated November 29, 1993.

Affidavit of Charles C. Cox in Re: Compaq Securities Litigation; United States
  District Court for the Southern District of Texas, Houston Division, Civil Action H-91-9191 (September 27, 1993).

Deposition of Charles C. Cox in Re: American Dental Laser, Inc. Securities
  Litigation; United States District Court Eastern District of Michigan, Southern Division, No. 92-CV-71917-DT (August 19, 20, 1993).

Deposition of Charles C. Cox in Re: Janive Holding, B.V. Plaintiff v.
        Continental Bank N.A. and First Interstate Commercial Mortgage Company of Illinois, Defendants; United States District Court for the Northern District of Illinois, Eastern Division, No. 91C7728 (August 12 and September 15, 1993).

Testimony of Charles C. Cox in Re: Lynn A. Schwartz, Plaintiff, vs. System
        Software Associates, Inc., Roger E. Covey and David L. Harbert, Defendants; United States District Court for the Northern District of Illinois, Eastern Division No. 91 C1154 (June 29, 1993).

Testimony of Charles C. Cox in Re: Intervivos and Testamentary Trusts of J.E.
        Barbey, also known as John E. Barbey, Deceased; Court of Common Pleas of Berks County, Pennsylvania Orphans' Court Division, No. 46273, 47416, 47417, 47418, 47419 (April 27, 1993).

Affidavit of Charles C. Cox in Re: Sandy Liebhard, et al., Plaintiffs vs.
        Square D Company and Jarre L. Stead, Defendants: United States District Court for the Northern District of Illinois, Eastern Division, No. 91 C1103 (March 12, 1993).

Declaration of Charles C. Cox in Re: Mortgage and Realty Trust Securities
        Litigation; United States District Court for the Eastern District of Pennsylvania; Master file No. 90-1848 (March 9, 1993).

Deposition of Charles C. Cox in Re: Scott Paper Securities Litigation: United
        States District Court for the Eastern District of Pennsylvania; Master File No. 90-S192 (February 19, 20, 1993).

Deposition of Charles C. Cox in Re: Amos M. Ames, et al., Plaintiffs, vs.
        Marguerite M. Paul, et al., Defendants; Circuit Court Juneau County, State of Wisconsin, Case Nos. 92-CV-31, 92-CV-32 (January 26, 1993).

Deposition of Charles C. Cox in Re: Mortgage and Realty Trust Securities
        Litigation; United States District Court for the Eastern District of Pennsylvania; Master File No. 90-1848 (January 12, 1993).

Deposition of Charles C. Cox in Re: Sandy Liebhard, et al., Plaintiffs vs.
        Square D Company and Jerre L. Stead, Defendants; United States District Court for the Northern District of Illinois, Eastern Division No. 91 C1103 (November 18, 19, 1992).

Deposition of Charles C. Cox in Re: Estate of Technical Equities Corporation,
        Plaintiff, vs. Harry C. Stern; Stern Management Associates, a general partnership; Bear Stearns & Co.; Michael J. Doherty; Does 3-500, and Roes 1-100, Defendants, Superior Court of California, County of Santa Clara; Master File No. 1991, Santa Clara County Superior Court No. 600306. (September 4, 5, 1992).

Testimony of Charles C. Cox in Re: In the Matter of the Trust created by George
        A. Hormel and Designated as Trusts Nos. 4, 5 and 6 and of the Trust created by Jay C. Hormel and Designated as Trusts Nos. 101, 102, 103, 201, 202, 203, 301, 302 and 303. District Court of the State of Minnesota, County of Mower, Third Judicial District, Nos.
        C5-54-22378, C7-54-22379, C3-54-22380, C9-57-23659, C5-57-23660,
        C7-57-23661, C9-57-23662, CO-57-23663, C2-57-23664, C4-57-23665,
        C6-57-23666, C8-57,23667 (August 26, 27, 28, 1992).

Deposition of Charles C. Cox in Re: in the Matter of the Trust created by George
        A. Hormel and Designated as Trusts Nos. 4, 5 and 6 and of the Trust created by Jay C. Hormel and Designated as Trusts Nos. 101, 102, 103, 201, 202, 203, 301, 302 and 303. District Court of the State of Minnesota, County of Mower, Third Judicial District, Nos.
        C5-54-22378, C7-54-22379, C3-54-22380, C9-57-23659, C5-57-23660,
        C7-57-23661, C9-57-23662, C0-57-23663, C2-57-23664, C4-57-23665,
        C6-57-23666, C8-57,23667 (August 19, 1992).

Affidavit of Charles C. Cox in Re: Del Monte Corporation, Plaintiff, v. Polly
        Peck International, PLC; PPI Del Monte Tropical Fruit Company, North America and DMII (International) Ltd., Defendants, PPI Del Monte Tropical Fruit Company, North America and DMII (International) Ltd., Counterclaim Plaintiffs, v. Del Monte Corporation, Counterclaim Defendant. United States District Court for the Southern District of New York, 91 Cov. 8486 (WK)(May 11, 1992).

Affidavit of Charles C. Cox in Re: Sandy Liebhard, et al., Plaintiffs vs.
        Square D Company and Jarre L. Stead, Defendants: United States District Court for the Northern District of Illinois, Eastern Division No. 91 C1103 (April 15, 1992).

Deposition of Charles C. Cox in Re: Rospatch Securities Litigation, United
        States District Court for the Western District of Michigan, Southern Division, No. 1:90-CV-805, 1:90-CV-808, 1:91, CV-85 (April 7, 1992).

Affidavit of Charles C. Cox in Support of Shearson's Motion for Summary
        Judgment in Re: General Acquisition, Inc., et. al., Plaintiffs v. GenCorp Inc., et. al., Defendants, GenCorp Inc.,
        Defendant-Counterclaimant, v. Wagner & Brown, et. al., Defendants on the Counterclaims and Shearson Lehman Brothers Inc. and Shearson Lehman Brothers Holdings Inc., New Party Defendants on the Amended Counterclaims, United States District Court for the Southern Division of Ohio, Eastern Division, C2-87-348 (February 28, 1992).

Deposition of Charles C. Cox in Re: General Acquisition, Inc., et. al.,
        Plaintiffs v. GenCorp Inc., et. al., Defendants, GenCorp Inc., Defendant-Counterclaimant, v. Wagner & Brown, et. al., Defendants on the Counterclaims and Shearson Lehman Brothers Inc. and Shearson Lehman Brothers Holdings Inc., New Party Defendants on the Amended Counterclaims, United States District Court for the Southern Division of Ohio, Eastern Division, 2-87-CV-348 (November 20, 21, 22 and December 19, 20, 1991).

Deposition of Charles C. Cox in Re: DBA Securities Litigation, United States
        District Court for the Middle District of Florida, Orlando Division, No. 89-032-Civ-Orl-19 (August 30, 1990).

Affidavit of Charles C. Cox: Submitted on behalf of all defendants in Re: David
        Jacobson, et al., against Bear Stearns & Co., Inc. No. 90/7333; Richard Moose, et al., against Merrill Lynch, Pierce Fenner & Smith, Inc. No. 90/15650; Michael Hecht, et al., against Shearson Lehman Hutton Holdings, Inc., No. 90/15852; David Jacobson and Samuel Brach, et al., against Prudential-Bache Securities Inc., No. 90/8408; M&L Partnership, Milton Mandelblatt and Leah Mandelblatt, et al., against Pain Webber Incorporated, No. 90/15851; M & L Partnership, et al., against Regional Clearing Corp., No. 90/7240; Supreme Court of the State of New York, County of New York (July 27, 1990).

Securities and Exchange Commission Proposed Legislation "The Insider Trader Act of 1987" And Memorandum of Support, Subcommittee on Securities of the Senate Banking, Housing and Urban Affairs Committee (August 7, 1997).

Internationalization of the Securities Markets. Subcommittee on
      Telecommunications and Finance of the House Committee on Energy and Commerce (August 5, 1987).

Program Trading. Subcommittee on Telecommunications and Finance of the House of
      Committee on Energy and Commerce (July 23, 1987).

Corporate Takeover Legislation. Committee on Banking, Housing and Urban Affairs,
      United States Senate (June 23, 1987).

Legislation to Define Insider Trading. Subcommittee on Securities of the Senate
      Banking, Housing and Urban Affairs Committee (June 19, 1987).

The Commissions's Authorization Request for Fiscal Years 1988-90. Subcommittee on Telecommunications and Finance of the House Committee on Energy and Commerce (June 4, 1987).

The Commission's Market Oversight, Surveillance, and Enforcement Programs.
      Subcommittee on Telecommunications and Finance of the House Committee on Energy and Finance (May 5, 1987).

Federal Regulation of Tender Offers. Subcommittee on Antitrust, Monopolies and
      Business Rights of the Senate Judiciary Committee (April 2, 1987).

Oversight Hearings. Subcommittee on Telecommunications, Consumer Protection, and
      Finance of the House Committee on Energy and Commerce (March 5, 1986).

Tender Offer Process. Subcommittee on Taxation and Debt Management of the Senate
      Committee on Finance (April 22, 1985).

The Current Legislative Framework Governing the Financial Services Industry.
      Subcommittee on Telecommunications. Consumer Protection, and Finance of the House Committee on Energy and Commerce (April 2, 1985)

Oversight Hearings. Subcommittee on Telecommunications. Consumer Protection, and
      Finance of the House Committee on Energy and Commerce (March 21, 1985).

Title I of H.R. 4557, the Proposed Secondary Mortgage Market Enhancement Act.
      Subcommittee on Telecommunications, Consumer Protection, and Finance of the House Committee on Energy and Commerce (March 14, 1984).

Oversight Hearings. Subcommittee on Telecommunications, Consumer Protection, and
      Finance of the House Committee on Energy and Commerce (February 23, 1984).

Nomination of Charles Coleman Cox. Committee on Banking, Housing, and Urban
      Affairs, United States Senate (November 9, 1983).

                              HONORS AND AWARDS


Charles R. Walgreen Foundation for the Study of American Institutions Fellowship, 1970-1972.

National Defense Education Act Title IV Graduate Fellowship, 1967-1970.

Graduate Magna Cum Lauda with Distinction in Economics, 1967.

Phi Beta Kappa, 1966.


                                OTHER ACTIVITIES

Member, American Economic Association, Mont Pelerin Society.

Referee, Journal of Political Economy, American Economic Review, Journal of Money, Credit, and Banking, Economic Inquiry, National Science Foundation, Review of Social Economy, Social Science Quarterly.

Participant and speaker at multiple conferences on the Economics of Corporate, Securities and Commodities Law, Mergers and Acquisitions, and the Regulation of Markets.

                                       B

                  Percentage of Shares Voted in Proxy Fights*

--------------------------------------------------------------------------------
                           Date of     Number of        Shares         % of
Company                      Vote    Shares Voted    Outstanding    Shares Voted
--------------------------------------------------------------------------------
American General Corp.     05/02/90   85,633,262     119,548,194       71.63%

CNW Corp.                  05/16/89   13,038,202      17,414,627       74.87%

Compass Bancshares Inc.    04/11/95   33,916,927      38,051,664       89.13%

Diceon Electronics, Inc.   01/16/91    4,555,723       5,194,010       87.71%

Kollmorgan Corp.           05/31/90    9,385,272      10,711,000       87.62%

Moore Medical Corp.        05/22/91    2,053,845       2,825,088       72.70%

Teledyne Inc.              04/26/95   41,944,137      55,684,248       75.32%

Wallace Computer
  Svcs Inc.                12/08/95   19,462,508      22,834,772       85.23%

--------------------------------------------------------------------------------


*As defined by SDC

Source: SDC, WSJ, SEC Company Forms 10-Q, CRSP.

                                       C

              Targets of Hostile Offers Acquired by White Knights
                                   1996-1997


-------------------------------------------------------------------------------------------------------
                                                      White Knight        White Knight
                                 Hostile Offer            Offer              Merger        Approximate
                                 Announcement          Announcement        Completion       Time to
          Target Company             Date                  Date               Date         Completion
--------------------------------------------------------------------------------------------------------
 Teledyne Inc.                     02/19/96              04/02/96           08/15/96        6 months

 ADT Ltd.                          12/18/96              03/17/97           07/02/97        6 1/2 months

 ITT Corp.                         01/27/97              10/20/97           02/24/98        13 months

 Wascana Energy Inc.              02/12/97              03/18/97           06/30/97        4 1/2 months

 Great Western Financial Corp.     02/18/97              03/06/97           07/02/97        4 1/2 months

 Giddings & Lewis Inc.             04/25/97              06/12/97           10/01/97        5 months

 Fisher Scientific Intl. Inc.      06/05/97              08/07/97           01/16/98        7 1/2 months

----------------------------------------------------------------------------------------------------------

Sources: SDC; DJNS.

                         [HUNTERTON & ASSOCIATES LOGO]




                            TELECOPY COMMUNICATIONS


Date:  2/25/98                            Fax No.:   (714) 475-4709
      -------------------------------              -----------------------------

Transmission to:   Wayne W. Smith, Esq.
                ----------------------------------------------------------------

Firm:  Gibson Dunn & Crutcher LLP
      --------------------------------------------------------------------------

Transmission from:   Terry John Care, Esq.
                  --------------------------------------------------------------

No. of pages:                 (including cover sheet)
              ----------------


                        If any difficulty is experienced with this transmission,

                        please contact     Shannon    at (702) 388-0098.
                                      ---------------


Message: Enclosed please find Computer Associates' Reply to Computer Sciences' Response to the Court's February 18 Order and in Support of Computer Associates' Motion for Expedited Declaration and on the Merits of the Relief Requested.



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